Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Checkpoint Therapeutics, Inc. on Form S-8 to be filed on or about November 9, 2017 of our report dated July 11, 2016, on our audit of the balance sheet as of December 31, 2015 and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2015 and for the period from November 10, 2014 (inception) to December 31, 2014, which report was included in the Annual Report on Form 10-K filed July 11, 2016.

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/s/ EISNERAMPER LLP

New York, New York

November 9, 2017